Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES NEW AIRBUS LONG-RANGE
AND SINGLE-AISLE AIRCRAFT ORDER

        FARNBOROUGH, UK and NEW YORK — July 20, 2006 - CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today announced that CIT Aerospace, a business unit of CIT, signed a purchase agreement with aircraft manufacturer Airbus for new aircraft.

        Under the terms of the agreement, CIT will acquire five additional A330-200 twin-engine wide body aircraft. CIT also exercised options to purchase an additional four A320 Family single-aisle aircraft. The total dollar value of the aircraft order is approximately $1 billion, based on Airbus’ current list prices.

        Rick Wolfert, CIT’s vice chairman for Commercial Finance, said, “We are very pleased to expand our relationship with Airbus and increase the A320 and A330 family of airplanes to our fleet. This new order of Airbus aircraft allows us meet the needs of our global customers, and significantly enhances the value of the CIT Aerospace portfolio.”

        Christian Streiff, Airbus president and CEO, said, “We are pleased to see CIT, a leading aircraft leasing company and valued Airbus customer, place repeat orders both for our long-range aircraft and for the A320 Family. This is a further proof of the confidence of the financial sector in Airbus products.”

        Jeff Knittel, president of CIT Aerospace, said, “We are very pleased to place this order with Airbus as it highlights CIT’s ability to offer a full range of aircraft to our clients. These aircraft remain extremely popular in the marketplace and will add to our growing portfolio.”

        Airbus is an EADS joint company with BAE Systems.

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About CIT Aerospace
CIT Aerospace provides financing solutions to a broad spectrum of the global value aerospace chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions. CIT aerospace manages a fleet of more than 280 commercial, regional and business aircraft leased and financed to over 100 airlines around the world.

About CIT
CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has $68 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has more than 7,000 employees in locations throughout North America, Europe, Latin America, and the Pacific Rim. www.CIT.com

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CONTACT

MEDIA RELATIONS: C. Curtis Ritter Director of External Communications & Media Relations (212) 771-9603 Curt.Ritter@CIT.com	INVESTOR RELATIONS: Valerie L. Gerard Executive Vice President (973) 422-3284

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